Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Premier, Inc. 2023 Equity Incentive Plan of Premier, Inc. of our reports dated August 22, 2023, with respect to the consolidated financial statements of Premier, Inc. and the effectiveness of internal control over financial reporting of Premier, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 1, 2023